                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 249.14a-11(c) or Section 240.14a-12

                               FLUOR CORPORATION
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                              LAWRENCE N. FISHER
- --------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the contrary pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

       -------------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:

       -------------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

       -------------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:

       -------------------------------------------------------------------------

* Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

    1) Amount Previously Paid:__________________________________________________
    2) Form, Schedule or Registration No.:______________________________________
    3) Filing Party:____________________________________________________________
    4) Date Filed:______________________________________________________________

                           [FLUOR CORPORATION LOGO]

Fluor Corporation
3333 Michelson Drive
Irvine, California 92730

January 30, 1994

Dear Stockholder:

  You are cordially invited to attend the 1994 Annual Meeting of Stockholders which will be held on Tuesday, March 8, 1994, beginning at 9:00 a.m. at the Hyatt Regency Irvine, 17900 Jamboree Boulevard, Irvine, California. A map showing the meeting location is included for your convenience on the inside back page of this booklet.

  Information about the meeting and the various matters on which the stockholders will act is included in the Notice of Meeting and Proxy Statement which follow. Also included is a Proxy Card and postage paid return envelope.

  It is important that your shares be represented at the meeting. Whether or not you plan to attend, we hope that you will complete and return your Proxy in the enclosed envelope as promptly as possible.

                                        Sincerely,

                                        /s/ L.G. McCRAW

                                        L.G. McCRAW
                                        Chairman and Chief Executive Officer

                           [FLUOR CORPORATION LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MARCH 8, 1994

  The annual meeting of stockholders of Fluor Corporation will be held at the Hyatt Regency Irvine, 17900 Jamboree Boulevard, Irvine, California, on Tuesday, March 8, 1994, at 9:00 a.m. Pacific Standard Time, for the following purposes:

    1. To elect five Class I directors to hold office for three years and until their respective successors are elected and qualified. The Board of Directors intends to nominate as directors the five persons identified in the accompanying proxy statement.

    2. To consider and act upon a proposal to ratify the appointment of Ernst & Young as auditors for the fiscal year ending October 31, 1994.

    3. To consider and act upon a proposal to approve certain amendments to the 1988 Fluor Executive Stock Plan and to approve the material terms of certain executive compensation performance goals established by the Organization and Compensation Committee of the Board.

    4. To consider and act upon a stockholder proposal concerning a senior executive officer and director compensation ceiling.

    5. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The Board of Directors has fixed January 12, 1994 as the record date for determining the stockholders entitled to receive notice of and to vote at the meeting.

  STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. A MAP SHOWING THE LOCATION OF THE MEETING IS INCLUDED FOLLOWING THE PROXY STATEMENT.

  PLEASE COMPLETE, SIGN, AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                          By Order of the Board of Directors

                                          /s/ P.J. TRIMBLE

                                          P.J. TRIMBLE
                                          Senior Vice President-Law and
                                          Secretary

January 30, 1994
Irvine, California

                           [FLUOR CORPORATION LOGO]

                                PROXY STATEMENT

                                JANUARY 30, 1994

  This proxy statement is furnished in connection with the solicitation by the Board of Directors of Fluor Corporation, 3333 Michelson Drive, Irvine, California 92730 (the "Company" or "Fluor"), of your proxy for use at the annual meeting of stockholders to be held March 8, 1994 or at any adjournment thereof. This proxy statement and the accompanying proxy card are being mailed to all stockholders on or about January 30, 1994. The expense of the solicitation will be paid by the Company. Some officers and regular employees may solicit proxies personally and by telephone. Georgeson & Co. Inc. has been engaged to assist in the solicitation for which it will receive approximately $14,000 from the Company. Your proxy is revocable by written notice to the Secretary of the Company at any time prior to exercise, and it shall be suspended if you are present at the meeting and elect to vote in person.

  On January 12, 1994, the record date fixed by the Board of Directors, the Company had outstanding 82,104,868 shares of Common Stock. A majority of the outstanding shares of Common Stock will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. Stockholders have one vote for each share on all business of the meeting, except that stockholders have cumulative voting rights with respect to the election at the meeting of five directors. Cumulative voting rights entitle a stockholder to give one nominee as many votes as is equal to the number of directors to be elected multiplied by the number of shares owned by him, or to distribute his votes on the same principle among two or more nominees as he sees fit. The five nominees for director receiving the highest number of votes at the meeting will be elected. With respect to the other proposals, the affirmative vote of the majority of shares represented in person or by proxy at the annual meeting and entitled to vote is required for approval.

  Unless otherwise directed in the accompanying proxy, the persons named therein will vote FOR the election of the five director nominees listed below, FOR the proposal to ratify the appointment of Ernst & Young as auditors for the fiscal year ending October 31, 1994, FOR the proposal to approve certain amendments to the 1988 Fluor Executive Stock Plan and the proposed executive compensation performance goals, and AGAINST the proposal concerning a senior executive officer and director compensation ceiling. As to any other business which may properly come before the meeting, they will vote in accordance with their best judgment, although the Company does not presently know of any other business.

                             ELECTION OF DIRECTORS

                                   PROPOSAL 1

  Under the Company's Certificate of Incorporation and Bylaws, which provide for a "classified" Board, five directors have been nominated for election at the annual meeting to serve a three year term expiring at the annual meeting in 1997 and until their respective successors are elected and qualified. The Bylaws presently provide for fourteen directors, five each serving as Class I and Class II directors and four serving as Class III directors.

  Each of the five nominees listed below presently serves as a Class I director of the Company. If any of the nominees should decline or be unable to act as a director, the persons named in the proxy will vote in accordance with their best judgment. The Company knows of no reason why the nominees would not be available for election or, if elected, would not be able to serve.

  In the event anyone other than the five nominees listed below should be nominated for election as a director, the persons named in the proxy may vote cumulatively for less than all the nominees.

BIOGRAPHICAL

  The following biographical information is furnished with respect to each of the five nominees for election at the annual meeting as Class I director and each of the other Class II and Class III directors whose terms will continue after the annual meeting.

Class I Director Nominees(/1/):

                DAVID P. GARDNER, age 60.

                Director since 1988; member of Nominating and Organization and
                 Compensation Committees.

                President of the William and Flora Hewlett Foundation since
                 January 1, 1993; formerly President of the University of California from 1983; and President Emeritus of the University of Utah since 1983.

                Dr. Gardner also is a director of the John Alden Financial
                 Corporation, Miami, Florida; and the First Security Corporation, Salt Lake City, Utah.

                GERALD M. GLENN, age 51.

                Director since 1989; member of Executive Committee.

                Group President of Fluor Daniel, Inc.(2) since 1986; joined the Company in 1964.

                  WILLIAM R. GRANT, age 69.

                  Director since 1982; Chairman of Organization and
                   Compensation Committee; member of Audit Committee.

                  Chairman of the Board of Galen Associates, Inc., New York,
                   New York, since 1989; formerly Chairman of the Board of New York Life International Investment Inc. from 1987.

                  Mr. Grant also is a director of Allergan, Inc., Irvine,
                   California; New York Life Insurance Company, New York, New York; Seagull Energy Corporation, Houston, Texas; SmithKline Beecham PLC, London, England; and Witco Corporation, New York, New York.

                  VINCENT L. KONTNY, age 56.

                  Director since 1988; member of Executive Committee.

                  Chief Operating Officer since 1991; President since 1990;
                   President of Fluor Daniel, Inc.(2) since 1988; joined the Company in 1965.

                  VILMA S. MARTINEZ, age 50.

                  Director since 1993; member of Audit and Nominating
                   Committees.

                  Partner in Munger, Tolles & Olson, Los Angeles, California
                   since 1982.

                  Ms. Martinez also is a director of Anheuser-Busch Companies,
                   Inc., St. Louis, Missouri and Sanwa Bank California, Los Angeles, California.

Class II Directors--Term Expires 1995(1):

HUGH K. COBLE, age 59.

Director since 1984; member of Executive Committee.

Group President of Fluor Daniel, Inc.(2) since 1986; joined the Company in
 1966.

ROBERT V. LINDSAY, age 68.

Director since 1982; Chairman of Audit Committee and member of Organization and Compensation Committee.

Retired President of J.P. Morgan & Co. Incorporated, a bank holding company, and its wholly owned subsidiary, Morgan Guaranty Trust Company of New York, New York. Mr. Lindsay also is a director of The Chubb Corporation, New York, New York; Fishkill National Corp., La Grange, New York; Lomas Financial Corp., Dallas, Texas; J.P. Morgan (Suisse) S.A., Geneva, Switzerland; Russell Reynolds Associates, New York, New York; and United Meridian Corp., Dallas, Texas.

E. MORGAN MASSEY, age 67.(4)

Director since 1987.

Chairman Emeritus of A. T. Massey Coal Company, Inc.(3) since 1991; formerly
 Chairman of the Board and Chief Executive Officer of that subsidiary from 1990 and President of that subsidiary from 1972; joined A. T. Massey Coal Company in 1947.

Mr. Massey also is a director of Owens and Minor, Inc., Richmond, Virginia.

LESLIE G. McCRAW, age 59.

Director since 1984; Chairman of Executive Committee and member of Nominating
 Committee.

Chairman of the Board since 1991; Chief Executive Officer since 1990; formerly
 Vice Chairman of the Board from 1990; formerly President from 1988; joined the Company in 1975.

Mr. McCraw also is a director of Allergan, Inc., Irvine, California; and Multimedia, Inc., Greenville, South Carolina.

MARTHA R. SEGER, age 61.

Director since 1991; member of Audit and Nominating Committees.

Distinguished Visiting Professor of Finance, American Graduate School of
 International Management, Tucson, Arizona; formerly John M. Olin Distinguished Fellow, University of Arizona from 1991; formerly Member, Board of Governors of the Federal Reserve System from 1984.

Dr. Seger also is a director of Amoco, Chicago, Illinois; Capital Holding,
 Louisville, Kentucky; Johnson Controls, Milwaukee, Wisconsin; Kroger Company, Cincinnati, Ohio; Tucson Electric Power, Tucson, Arizona; and Xerox Corporation, Stamford, Connecticut.

Class III Directors Term Expires 1996(1):

PETER J. FLUOR, age 46.

Director since 1984; member of Audit and Organization and Compensation
 Committees.

President and CEO of Texas Crude, Inc. and Texas Crude Energy, Inc., Houston,
 Texas since 1981.

Mr. Fluor also is a director of Seagull Energy Corporation, Houston, Texas; and
 Texas Commerce Bank, Inc., Houston, Texas.

BOBBY R. INMAN, age 62.

Director since 1985; Chairman of Nominating Committee and member of Organization and Compensation Committee.

Admiral, U.S. Navy (Retired).

Admiral Inman also is a director of Science Applications International
 Corporation, La Jolla, California; Southwestern Bell Corporation, San Antonio, Texas; Temple-Inland Inc., Diboll, Texas; and Xerox Corporation, Stamford, Connecticut.

BUCK MICKEL, age 68.

Director since 1977.

Retired 1987 as Vice Chairman of the Board; formerly President from 1984.

Mr. Mickel also is a director of Delta Woodside Industries, Greenville, South
 Carolina; Duke Power Company, Charlotte, North Carolina; Emergent Group, Inc., Greenville, South Carolina; Insignia Financial Corporation, Greenville, South Carolina; Liberty Corporation, Greenville, South Carolina; Monsanto Company, St. Louis, Missouri; NationsBank Corporation, Atlanta, Georgia; and RSI Holdings, Inc., Greenville, South Carolina.

DAVID S. TAPPAN, JR., age 71.(4)

Director since 1965.

Retired 1990 as Chairman of the Board; formerly Chief Executive Officer from
 1984.

Mr. Tappan also is a director of Advanced Tissue Sciences, Inc., La Jolla, California; Allianz Insurance Co., Munich, Germany; Beckman Instruments, Inc., Fullerton, California; and Genentech, Inc., South San Francisco, California.

- --------
(1) Except as otherwise indicated, all positions are with the Company.

(2) Fluor Daniel, Inc. is a wholly owned subsidiary of the Company which provides design, engineering, procurement, construction management, maintenance and technical services to a wide range of industrial, commercial, utility, natural resources, energy and governmental clients.

(3) A.T. Massey Coal Company, Inc. ("A.T. Massey") is a wholly owned subsidiary of the Company, which along with its subsidiaries, produces and sells low sulfur coal.

(4) Pursuant to the retirement provisions of the Company's Bylaws , Mr. Massey is scheduled to retire as a director in March, 1994, and Mr. Tappan is scheduled to retire as a director at the end of calendar year 1994.

STOCK OWNERSHIP

  The following information is furnished with respect to each of the five director nominees, each of the other nine current directors and Named Executive Officers and all current directors and executive officers of the Company as a group as to ownership of shares of Common Stock of the Company as of January 15, 1994.

                                                  CONSISTING IN PART OF SHARES
                                                           UNDER/WITH
                                                  --------------------------------
                                                                  VOTING AND
                                        SHARES    EXCERCISABLE INVESTMENT POWER
                                     BENEFICIALLY    STOCK     -------------------
                                     OWNED(1)(2)    OPTIONS      SOLE    SHARED
                                     ------------ ------------ --------- ---------
Class I Director Nominees:
 David P. Gardner..................        600                       600
 Gerald M. Glenn(3)................     53,895       26,174       27,721
 William R. Grant..................        480                               480
 Vincent L. Kontny(3)..............    108,518       55,490       53,028
 Vilma S. Martinez.................        100                       100
Class II Directors:
 Hugh K. Coble(3)..................     65,524       27,174       38,350
 Robert V. Lindsay.................      1,000                     1,000
 E. Morgan Massey..................    168,641       39,548      125,300   3,793
 Leslie G. McCraw(3)...............    170,262       76,432       93,830
 Martha R. Seger...................        100                       100
Class III Directors:
 Peter J. Fluor....................     18,483                    18,483
 Bobby R. Inman....................      1,000                     1,000
 Buck Mickel.......................      5,000                     5,000
 David S. Tappan Jr................    137,080                   137,080
Other Named Executive Officers:
 Donald L. Blankenship.............     13,185        2,705       10,480
All directors and executive
 officers (21) including the above.    841,106      261,389      574,094   5,623

- --------
(1) Each individual owns less than .3% and the group owns approximately 1.0% of the outstanding shares of Common Stock of the Company.

(2) In addition to the foregoing beneficial ownership amounts, the Directors listed below have elected the Common Stock valuation method for valuing all or a portion of their deferred directors' fees (see section entitled "Directors' Fees" at page 16 hereof) and, as of January 15, 1994, such amounts constitute the economic equivalent of the following numbers of shares of Common Stock:

                                                             ECONOMIC EQUIVALENT
                                                              NUMBER OF SHARES
                                                             -------------------
      Peter J. Fluor........................................        9,960
      William R. Grant......................................       15,388
      Robert V. Lindsay.....................................       10,262
      Vilma S. Martinez.....................................          460

(3) This individual is also a Named Executive Officer as defined in the section entitled "Summary of Cash and Certain Other Compensation" on page 11 below.

COMMITTEES OF THE BOARD

  The standing committees of the Board consist of an Executive Committee, an Audit Committee, an Organization and Compensation Committee and a Nominating Committee.

  When the Board is not in session, the Executive Committee has all of the power and authority of the Board except with respect to amending the Restated Certificate of Incorporation; adopting an agreement of merger or consolidation; recommending to the stockholders the sale, lease or exchange of all or substantially all of the Company's property and assets; recommending to the stockholders a dissolution of the Company or a revocation of the dissolution; amending the Bylaws; the declaration of a dividend; or the issuance of stock. The members of the Executive Committee are Leslie G. McCraw (Chairman), Hugh K. Coble, Gerald M. Glenn and Vincent L. Kontny. The Executive Committee held eleven meetings and acted by unanimous written consent on one occasion during fiscal year 1993.

  The principal duties of the Audit Committee are to nominate the firm of independent auditors for appointment by the Board; to meet with the independent auditors to review and approve the scope of their audit engagement and the fees related to such work; to meet with the Company's financial management, internal audit management and independent auditors to review matters relating to internal accounting controls, the internal audit program, the Company's accounting practices and procedures and other matters relating to the financial condition of the Company and its subsidiaries; and to report to the Board periodically any conclusions or recommendations the Audit Committee may have with respect to such matters. The members of the Audit Committee are Robert V. Lindsay (Chairman), Peter J. Fluor, William R. Grant, Vilma S. Martinez and Martha R. Seger, none of whom is a current or former officer or employee of the Company or any subsidiary. The Audit Committee held five meetings during fiscal year 1993, four regular meetings and a special meeting to review and approve the Company's 1992 Annual Report, 10-K and proxy materials. At the end of each of the regular meetings, the members met privately with the Company's independent auditors without any Company officers or other personnel present.

  The principal duties of the Organization and Compensation Committee are to review corporate organizational structures; to review key employee compensation policies, plans and programs; to monitor performance and compensation of employee-directors and officers of the Company and other key employees; to prepare recommendations and periodic reports to the Board concerning such matters; and to function as the Committee which administers the long-term incentive programs referred to in the Compensation section hereof. The members of the Organization and Compensation Committee are William
R. Grant (Chairman), Peter J. Fluor, David P. Gardner, Bobby R. Inman and Robert V. Lindsay, none of whom is a current or former officer or employee of the Company or any subsidiary. The Organization and Compensation Committee held four meetings, and took action by unanimous written consent on one occasion during fiscal year 1993.

  The function of the Nominating Committee is to seek out, evaluate and recommend to the Board qualified nominees for election as directors of the Company, and to consider other matters pertaining to the size and composition of the Board. The members of the Nominating Committee are Bobby R. Inman (Chairman), David P. Gardner, Vilma S. Martinez, Leslie G. McCraw and Martha
R. Seger. During fiscal year 1993, the Nominating Committee held four meetings. The Nominating Committee will give appropriate consideration to qualified persons recommended by stockholders for nomination as directors of the Company provided that such recommendations are accompanied by information sufficient to enable the Nominating Committee to evaluate the qualifications of the nominee.

  The Company's Bylaws also require that the Secretary must receive written notice of all persons to be nominated as a director at an annual meeting, other than nominations made at the direction of the Board of Directors, not less than 30 nor more than 60 days prior to the annual meeting at which the election will take place (or not later than 10 days after public disclosure of such meeting if such disclosure occurs less than 40 days prior to the date of such meeting). The notice must set forth (a) the stockholder's name and address, and the number of shares of Common Stock beneficially owned by such stockholder, (b) such information with respect to the nominee as would have to be included in the Proxy Statement if such person were a nominee included in that Statement and (c) a consent to serve as director signed by such nominee.

BOARD AND COMMITTEE ATTENDANCE

  During fiscal year 1993, the Board held four regular meetings, one of which was followed by an extensive strategic planning session, and took action by unanimous written consent on two occasions. Each of the directors attended at least 75% of the aggregate number of meetings of the Board and of the Board Committees on which they served.

OTHER MATTERS

  In fiscal year 1992 the Company made an interest free loan in the amount of $300,000 to Donald L. Blankenship, a Named Executive Officer of the Company, to be used to defray expenses associated with Mr. Blankenship's relocation to the Richmond, Virginia headquarters of A.T. Massey. The loan was repaid in full after the end of fiscal year 1993.

  In fiscal year 1993, A.T. Massey agreed to sell the stock of its subsidiary, Massey Coal International, Inc., to a company controlled by E. Morgan Massey for $1.4 million. Massey Coal International had engaged in certain exploration efforts in connection with a possible Venezuelan mining joint venture. The exploration efforts have not yet resulted in any firm mining agreement. The purchase price to be paid for Massey Coal International is contingent upon actual mining development and would compensate A.T. Massey for the cost of its investment in the venture.

ORGANIZATION AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  As members of the Organization and Compensation Committee it is our duty to administer the Company's executive incentive plans, to review compensation plans, programs and policies, to monitor the performance and compensation of executive officers and other key employees and to make appropriate recommendations and reports to the Board concerning matters of executive compensation.

  The Company maintains compensation programs designed to attract, motivate and retain management, with incentives linked to financial performance and enhanced shareholder value. The fundamental philosophy is to relate the amount of compensation "at risk" for an executive directly to his or her contribution to the Company's success in achieving superior performance objectives. The Company's executive compensation program consists of three main components: 1) base salary; 2) potential for an annual bonus based on overall Company performance as well as individual performance and 3) the opportunity to earn long-term cash and stock-based incentives which are intended to encourage the achievement of superior results over time and to align executive officer and shareholder interests. The second and third elements constitute the "at-risk" portion of the compensation program. For fiscal year 1993 the percentage of total compensation earned by the Named Executive Officers which was of the "at risk" type was approximately 78%. The nature of the long-term programs as well as the extended vesting period for stock options mean that executives may realize their incentive awards at a substantially later time than when the shareholders benefit from stock price appreciation. To further align management's interests with those of the shareholders, the Company, on the recommendation of this committee, adopted stock ownership targets for its officers during fiscal year 1993. These voluntary targets are intended to encourage stock ownership by the company's management group. In the case of the CEO the targeted stock ownership guideline is 500% of base salary.

  The philosophy for establishing specific compensation levels for executive officers and other key employees is both to link total compensation to achievement of the Company's business goals and to measure total compensation against that of a broad group of general industry companies of similar size.(1) For this purpose, this Committee uses the compensation surveys of two of the major compensation consulting firms, Hewitt and Associates and Towers Perrin as reference points. The general policy of the Committee is to position executive base salaries, including that of the CEO, at approximately the 50th percentile of the general industry group, with salary plus bonus at the 50th to 60th percentile, and total compensation up to the 75th percentile based upon stock price appreciation and achievement of earnings above target levels.

- --------
(1) This group covers a broad range of industries, and is not limited to companies in the Dow Jones Heavy Construction Group that is used for the Performance Graph set forth on page 15 hereof.

  Under the Company's bonus plan, a minimum rate of return on average stockholders' equity must be achieved before bonuses can be paid and further limits are placed on the maximum amount of earnings that can be paid out as bonuses. Bonuses may not be paid unless net earnings, excluding extraordinary, unusual or infrequently occurring items, exceed 6% of stockholders' equity. Further, the total amount of bonuses paid may not exceed either (a) 20% of pre-tax earnings (excluding extraordinary, unusual or infrequently occurring items and the award fund itself) or (b) 10% of average stockholders' equity. The plan covers approximately 675 management employees, including all the Named Executive Officers other than Mr. Blankenship(1). The target amounts payable out of the fund to each executive is based on the executive's bonus grade, with the actual amount paid based upon a combination of various company performance criteria, and upon individual performance, with an equal weighting for each category. The bonus award of the CEO is determined by this Committee and the bonus award of each other executive officer is reviewed and approved by this Committee. For fiscal year 1993, bonus awards to the Named Executive Officers as a group placed salary plus bonus in the upper end of the 50th to 60th percentile range based upon our appraisal of their and the company's performance. The salary level and bonus award for Mr. McCraw was determined by reference to the target levels for the general industry group discussed above, and were at the upper end of the target percentiles on the basis of achievement of superior operating results by both Fluor Daniel and Massey and on our subjective evaluation of his achievement of objectives in the following key results areas: strategic planning, overall leadership, quality of external relations, internal teamwork, ethics and management succession.

  All of the executive officers participate in the Company's long-term incentive program. This program's primary purpose is to offer an incentive for the achievement of superior performance over time, to align executive officer and stockholder interests, and to foster the retention of key management personnel. It is the Committee's intent that all amounts to be awarded under this program qualify as performance-based compensation excluded from the new federal tax limitations on the deductibility of executive compensation. Consistent with this intent, the program already requires that options be granted at no less than market value and prohibits the cancellation and subsequent regrant of stock options and SARs.

  Under the long-term incentive program, the Committee each year may make grants of the following: (a) cash incentive awards which are based upon meeting three-year earnings targets established by the Committee; (b) stock options which become exercisable over a four year period and which have value only if shareholder value is increased and (c) restricted stock which may be hereafter awarded only if return on equity targets are achieved. The weighting of awards between the earnings-based cash portion and the stock portion is primarily a function of responsibility with the more senior executives having a greater portion of their awards dependent on stock performance. The 1993 awards to Mr. McCraw and other executive officers were based on placing each of their total compensation levels in the mid-range of the general industry group if target performance was achieved. To achieve higher than mid-range compensation (i.e., up to the 75th percentile range) would require performance in excess of the established targets. Also for 1993, participating executive officers received a payout of a previously granted cash incentive award which was based upon achieving 103% of the target amount for fiscal 1991 through 1993 earnings performance.

- --------
(1) Mr. Blankenship participates in the A.T. Massey Bonus Plan which covers management employees of A.T. Massey and provides annual bonus awards based on individual and company performance. Mr. Blankenship's awards under the A.T. Massey Bonus Plan are reviewed and approved by this Committee. Mr. Blankenship also participates in the A.T. Massey Retention Plan. Under this plan, units having a value of $100 each are awarded to key management employees from time to time. The units vest at the rate of 10% per year for each year of continuous employment and are payable upon retirement. The A.T. Massey Board may also pay "dividends" on the units. As with the Bonus Plan, all amounts awarded to Mr. Blankenship under the Retention Plan are subject to the review and approval of the Committee.

  At the recommendation of this Committee, certain conforming amendments to the 1988 Fluor Executive Stock Plan and the performance goals under the cash portion of the long-term incentive program and the restricted units related to restricted stock awards are being presented for stockholder approval. Shareholder approval of these goals and amendments will conform them to the new IRS definitions of performance pay and should help to assure full deductibility of future awards. For full conformity, this Committee must later verify that the pre-established performance goals have actually been attained. Furthermore, this Committee will continue to monitor future developments in this area, and to bring forth any further changes required to keep the company's programs in conformity with these guidelines.

  All amounts paid or accrued during fiscal year 1993 under the above described plans and programs are included in the tables which follow. No member of this Committee is a former or current officer or employee of the Company or any of its subsidiaries.

                    ORGANIZATION AND COMPENSATION COMMITTEE

       William R. Grant           David P. Gardner                   Robert V. Lindsay
       Peter J. Fluor             Bobby R. Inman

January 30, 1994

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

  The following table shows, for the fiscal years ended October 31, 1991, 1992 and 1993, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for those years, to each of the five most highly compensated executive officers of the Company (the "Named Executive Officers") in all capacities in which they served.

                          SUMMARY COMPENSATION TABLE

                                        ANNUAL COMPENSATION            LONG TERM COMPENSATION
                                 --------------------------------- ------------------------------
                                                                          AWARDS         PAYOUTS
                                                                   --------------------- --------
                                                         OTHER     RESTRICTED SECURITIES
                                                         ANNUAL      STOCK    UNDERLYING   LTIP    ALL OTHER
   NAME AND PRINCIPAL            SALARY ($) BONUS ($) COMPENSATION AWARDS(S)   OPTIONS/  PAYOUTS  COMPENSATION
        POSITION           YEAR     (A)        (A)       ($)(B)      ($)(C)    SARS(#)     ($)       ($)(D)
   ------------------     ------ ---------- --------- ------------ ---------- ---------- -------- ------------
L. G. McCraw--Chairman    FY1993  $680,040  $610,000    $63,431     $492,963    57,940   $185,604   $142,416
 and Chief Executive      FY1992  $647,323  $525,000    $39,631     $575,802    37,630   $189,328   $121,894
 Officer                  FY1991  $591,162  $470,000    $19,146     $601,546    37,630   $435,300   $115,611

V. L. Kontny--President   FY1993  $475,080  $375,000    $46,199     $323,698    38,020   $144,684   $110,651
 and Chief Operating      FY1992  $452,169  $340,000    $29,608     $399,664    26,060   $142,000   $150,954
 Officer                  FY1991  $397,553  $300,000    $15,466     $417,533    26,060   $297,900   $ 88,052

H. K. Coble--Group        FY1993  $377,580  $290,000    $30,887     $211,145    24,810   $100,943   $237,373
 President, Fluor         FY1992  $359,573  $265,000    $19,795     $267,142    17,450   $ 94,672   $ 89,783
 Daniel, Inc.             FY1991  $314,066  $230,000    $10,340     $279,086    17,450   $187,100   $ 83,459

G. M. Glenn--Group        FY1993  $377,580  $290,000    $30,887     $211,145    24,810   $100,943   $ 91,641
 President, Fluor         FY1992  $359,573  $265,000    $19,795     $267,142    17,450   $ 94,672   $ 96,957
 Daniel, Inc.             FY1991  $307,514  $230,000    $10,340     $279,086    17,450   $151,400   $148,105

D. L. Blankenship--       FY1993  $275,032  $230,000    $13,310     $ 74,599     8,770   $      0   $ 94,646
 Chairman and             FY1992  $237,216  $200,000    $ 6,844     $150,136     4,340   $      0   $ 68,552
 Chief Executive          FY1991  $187,000  $100,000    $     0     $254,137     3,240   $      0   $ 65,589
 Officer, A. T.
 Massey Coal Company,
 Inc.

- --------
(A) Amounts shown include cash compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers.
(B) Amounts shown as Other Annual Compensation represent restricted unit payments for the benefit of each Named Executive Officer to compensate for federal and state withholding taxes arising from the lapse of restrictions on restricted stock held by such Named Executive Officer.
(C) The amount reported in the table represents the market value at the date of grant, without giving effect to the diminution in value attributable to the restrictions on such stock. In fiscal years 1991, 1992, and 1993, the Company awarded 41,190, 39,580 and 30,110 shares of restricted stock to all Named Executive Officers as a group with vesting at the rate of 10% per year starting one year after the date of grant. As of the end of the 1993 fiscal year, the restricted stock holdings for the above consisted of the following: (i) Mr. McCraw; 54,180 shares with a value of $2,207,835.00; (ii) Mr. Kontny; 40,922 shares with a value of $1,667,571.15; (iii) Mr. Coble; 34,528 shares with a value of $1,407,016.00; (iv) Mr. Glenn: 23,878 shares with a value of $973,028.50;
    (v) Mr. Blankenship: 9,084 shares with a value of $370,173.00; and the aggregate restricted stock holdings for the Company consisted of 531,573 shares with the value of $21,661,599.00 at the then current market value, without giving effect to the diminution of value attributable to the restrictions on such stock. Quarterly dividends of $.13 per share are currently paid to all shareholders of record.
(D) The total amounts shown in this column for the last fiscal year consist of the following: (i) Mr. McCraw: $93,581--Company contributions and other allocations to defined contribution plans and related excess benefit plans; $562--Miscellaneous; $48,273--Benefit attributable to Company owned life insurance policy; (ii) Mr. Kontny: $67,154--Company contributions and other allocations to defined contribution plans and related excess benefit plans; $43,497--Benefit attributable to Company owned life insurance policy, (iii) Mr. Coble: $136,147--Cash out of accrued time off; $52,953-- Company contributions and other allocations to defined contribution plans and related excess benefit plans; $48,273--Benefit attributable to Company owned life insurance policy; (iv) Mr. Glenn: $54,762--Company contributions and other allocations to defined contribution plans and related excess benefit plans; $36,879--Benefit attributable to Company owned life insurance policy; (v) Mr. Blankenship: $6,414--Benefit attributable to Company owned life insurance policy; $7,965--Miscellaneous relocation expenses; $80,267--Amounts earned pursuant to A. T. Massey Retention plan.

STOCK OPTIONS

  The following table contains information concerning the grant of stock options made during fiscal year 1993 under the Company's long-term incentive program to the Named Executive Officers:

                     OPTION GRANTS IN LAST FISCAL YEAR (A)

                                          INDIVIDUAL GRANTS
                               ----------------------------------------
                                            % OF
                                            TOTAL
                               NUMBER OF   OPTIONS
                               SECURITIES  GRANTED                       GRANT
                               UNDERLYING    TO     EXERCISE              DATE
                                OPTIONS   EMPLOYEES  PRICE              PRESENT
                                GRANTED   IN FISCAL  ($/SH)  EXPIRATION  VALUE
         NAME                   (B) (C)     YEAR      (D)       DATE    ($) (E)
         ----                  ---------- --------- -------- ---------- --------
      L.G. McCraw.............   57,940      9.7%   $43.5625 09/13/2003 $736,997
      V.L. Kontny.............   38,020      6.3%   $43.5625 09/13/2003 $483,614
      H.K. Coble..............   24,810      4.1%   $43.5625 09/13/2003 $315,583
      G.M. Glenn..............   24,810      4.1%   $43.5625 09/13/2003 $315,583
      D.L. Blankenship........    8,770      1.5%   $43.5625 09/13/2003 $111,554

- --------
(A) As a matter of policy, no SARs were granted to any of the Named Executive Officers.

(B) Options granted in fiscal year 1993 are exercisable starting 12 months after the grant date, with 25% of the shares covered thereby becoming exercisable at that time and with an additional 25% of the option shares becoming exercisable on each successive anniversary date, with full vesting occurring on the fourth anniversary date.

(C) The options were granted for a term of 10 years, subject to earlier termination in certain events related to termination of employment.

(D) The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions.

(E) Present values were calculated using the Black-Scholes options pricing model which has been adjusted to take dividends into account. Use of this model should not be viewed in any way as a forecast of the future performance of the Company's stock. The estimated present value of each stock option is $12.72 based on the following inputs:

      Stock Price (Fair Market Value) at Grant (09/13/93)  $43.5625
      Exercise Price                                       $43.5625
      Expected Option Term                                  6 Years
      Risk-Free Interest Rate                                 5.03%
      Stock Price Volatility                                 22.44%
      Dividend Yield                                          1.10%

  The model assumes: (a) an Expected Option Term of 6 years which reflects the actual 10 year life of the option discounted for factors such as the expected time until exercise and the risk of forfeiture; (b) a Risk- Free Interest Rate that represents the interest rate on a U.S. Treasury Note with a maturity date corresponding to that of the Expected Option Term; (c) Stock Price Volatility is calculated using daily stock prices over a one year period from September 13, 1992 to September 13, 1993; and (d) Dividend Yield is calculated using the annual dividend rate in effect at date of grant ($.48 per share). Notwithstanding the fact that these options are non-transferable, no discount for lack of marketability was taken.

OPTION/SAR EXERCISES AND HOLDINGS

  The following table sets forth information with respect to the Named Executive Officers, concerning the exercise of options during the last fiscal year and unexercised options and SARs held as of the end of the fiscal year:

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR END OPTION/SAR VALUE

                                                  NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                 UNDERLYING UNEXERCISED         IN-THE-MONEY
                           SHARES                    OPTIONS/SARS AT           OPTIONS/SARS AT
                         ACQUIRED ON   VALUE       FISCAL YEAR END (#)     FISCAL YEAR END ($)(C)
                          EXERCISE    REALIZED  ------------------------- -------------------------
          NAME             (#)(A)      ($)(B)   EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- ---------- ----------- ------------- ----------- -------------
L.G. McCraw.............   100,000   $2,750,000   81,465       113,048     $702,788      $35,306
V.L. Kontny.............    50,000   $1,375,000   55,490        77,110     $428,884      $28,503
H.K. Coble..............    70,000   $1,952,188   37,174        50,986     $287,568      $19,088
G.M. Glenn..............    14,159   $  389,373   35,170        50,986     $237,962       19,088
D.L. Blankenship........         0   $        0    2,705        13,645     $      0      $     0

- --------
(A) No SARs were exercised by any of the Named Executive Officers during fiscal year 1993.

(B) Market value of underlying securities on date of exercise, minus the grant price.

(C) Market value of underlying securities at year-end, minus the grant price.

LONG-TERM INCENTIVE AWARDS

  The following table provides information concerning cash-incentive awards made during fiscal year 1993 under the Company's long-term incentive program. Each award represents the right to receive an amount in cash if, and only if, consolidated earnings before interest and taxes ("EBIT") of the Company's principal operating subsidiary, Fluor Daniel, Inc. for the three year period ending October 31, 1996 achieves certain levels which have been set by the Organization and Compensation Committee. If EBIT falls between the threshold amount and the target amount or between the target amount and the maximum amount then the amount of the award is prorated accordingly. If EBIT is above the maximum amount, no additional award is payable. Payments made under the long-term incentive program are reported in the Summary Compensation Table in the year of payout.

             LONG-TERM INCENTIVE PROGRAM-AWARDS IN LAST FISCAL YEAR

                                                      ESTIMATED FUTURE PAYOUTS
                                                     UNDER NON-STOCK PRICE BASED
                                     PERFORMANCE OR             PLANS
                                      OTHER PERIOD   ---------------------------
                                    UNTIL MATURATION            MIDDLE
                 NAME                  OR PAYOUT     THRESHOLD  TARGET  MAXIMUM
                 ----               ---------------- --------- -------- --------
   L.G. McCraw.....................     3 years       $60,000  $240,000 $480,000
   V.L. Kontny.....................     3 years       $39,400  $157,500 $315,000
   H.K. Coble......................     3 years       $25,700  $102,800 $205,500
   G.M. Glenn......................     3 years       $25,700  $102,800 $205,500

PENSION PLANS

                               PENSION PLAN TABLE
                                YEARS OF SERVICE


   REMUNERATION    10       15       20       25       30    35 OR MORE
                 ------- -------- -------- -------- -------- ----------
   $125,000      $18,750 $ 28,125 $ 37,500 $ 46,875 $ 56,250 $ 65,625
   $150,000      $22,500 $ 33,750 $ 45,000 $ 56,250 $ 67,500 $ 78,750
   $175,000      $26,250 $ 39,375 $ 52,500 $ 65,625 $ 78,750 $ 91,875
   $200,000      $30,000 $ 45,000 $ 60,000 $ 75,000 $ 90,000 $105,000
   $225,000      $33,750 $ 50,625 $ 67,500 $ 84,375 $101,250 $118,125
   $250,000      $37,500 $ 56,250 $ 75,000 $ 93,750 $112,500 $131,250
   $300,000      $45,000 $ 67,500 $ 90,000 $112,500 $135,000 $157,500
   $400,000      $60,000 $ 90,000 $120,000 $150,000 $180,000 $210,000
   $450,000      $67,500 $101,250 $135,000 $168,750 $202,500 $236,250
   $500,000      $75,000 $112,500 $150,000 $187,500 $225,000 $262,500

  The foregoing table shows the estimated annual pension benefits payable to a covered participant at normal retirement age under the A.T. Massey Coal Company, Inc. Defined Benefit Pension Plan, (the "A.T. Massey Pension Plan"), as well as a non-qualified supplemental pension that provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits, based on remuneration that is covered under the plans and years of service with A.T. Massey and its subsidiaries. Donald L. Blankenship is the only Named Executive Officer participating in the A.T. Massey Pension Plan.

  A participant's remuneration covered by the A.T. Massey Pension Plan is their average base salary and bonus (as reported in the Summary Compensation Table) for the five of the last ten calendar plan years of the participant's career for which such average is the highest or, in the case of a participant who has been employed for less than five full calendar years, the period of their employment with A.T. Massey and its subsidiaries. As of the end of the last calendar year Mr. Blankenship's covered compensation under the A.T. Massey Pension Plan was $235,840 and he has been credited with ten years of service. Benefits shown are computed as a straight line annuity beginning at age 65 with no deduction for Social Security or other offset amounts.

PERFORMANCE GRAPH

                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                           Among Fluor Corporation,
                   S&P 500 and DJ Heavy Construction Group

                      [PERFORMANCE GRAPH APPEARS HERE]

Measurement Period             Fluor       S&P 500
Fiscal Year Covered         Corporation     Index     Peer Group
- -------------------         -----------    -------    ----------
Measurement Pt-12/31/1988   $100           $100       $100

FYE 12/31/1989              $147.25        $126.40    $127.33
FYE 12/31/1990              $166.83        $116.95    $122.93
FYE 12/31/1991              $236.86        $156.12    $162.85
FYE 12/31/1992              $233.91        $171.66    $170.83
FYE 12/31/1993              $216.07        $197.31    $173.21

(1) The above graph compares the performance of Fluor Corporation with that of the S&P 500 Composite Index and the Dow Jones Heavy Construction Industry Group Index, which is a published industry index.

(2) The comparison of total return on investment (change in year end stock price plus reinvested dividends) for each of the periods assumes that $100 was invested on October 31, 1988 in each of Fluor Corporation, the S&P 500 Composite Group and the Dow Jones Heavy Construction Industry Group with investment weighted on the basis of market capitalization.

CHANGE OF CONTROL PROVISIONS IN CERTAIN PLANS

  Under the Company's "Stock Plans," which provide for stock options, restricted stock and SARs, restrictions on exercisability and transferability which are premised on continued service with the Company or its subsidiaries lapse if the holder's employment is terminated for any reason within two years following a change of control of the Company. A change of control of the Company shall be deemed to have occurred if (1) a third person, including a "group," as defined in Section 13 (d) (3) of the Securities Exchange Act of 1934, acquires shares of the Company having twenty-five percent or more of the total number of votes that may be cast for the election of directors of the Company or (2) as a result of any cash tender or exchange offer, merger or other business combination, or any combination of the foregoing transactions (a "Transaction"), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company.

DIRECTORS' FEES

  Ten of the fourteen present directors are not salaried employees of the Company or its subsidiaries. For their services, those directors are paid a retainer at the annual rate of $32,000 or, in the case of Chairmen of Board Committees, $36,000, plus a fee of $2,000 per day for each day upon which one or more Board or Board Committee meetings are attended. Each such director also receives a $2,000 annual tax allowance. Salaried employees receive no additional compensation for their services as directors. Directors are permitted to defer receipt of directors' fees until their retirement or other termination of status as a director. Deferred amounts (at the election of the director) either accrue interest at rates fixed from time to time by the Executive Committee or are treated as having been invested in Common Stock of the Company and thus are valued according to fluctuations in the market price of the Common Stock. In calendar 1993, Peter J. Fluor, William R. Grant, Robert
V. Lindsay and Vilma S. Martinez chose to defer all of their directors' fees and each elected the Common Stock valuation method. Martha R. Seger chose to defer 25% of her retainer.

  Under the Company's Retirement Plan for Outside Directors, those directors who have not previously served in the management of the Company or a subsidiary and who have served as a director for at least six years are entitled to annual retirement payments in an amount equal to their retainer at retirement. Payments continue for the life of the director but not to exceed the number of years of the director's prior board service.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

                                   PROPOSAL 2

  The Board has appointed the firm of Ernst & Young, which firm was engaged as independent auditors for the fiscal year ended October 31, 1993, to audit the financial statements of the Company for the fiscal year ending October 31, 1994. A proposal to ratify this appointment is being presented to the stockholders at the annual meeting. A representative of Ernst & Young is expected to be present at the meeting and available to respond to appropriate questions and, although that firm has indicated that no statement will be made, an opportunity for a statement will be provided.

                 APPROVAL OF AMENDMENTS TO 1988 FLUOR EXECUTIVE

            STOCK PLAN AND EXECUTIVE COMPENSATION PERFORMANCE GOALS

                                   PROPOSAL 3

  Legislation adopted by Congress in 1993 places new restrictions that begin to apply in 1994 on the deductibility of executive compensation paid by public companies. Under these new restrictions, the Company will not be able to deduct compensation paid to its five Named Executive Officers in excess of $1,000,000 unless the compensation meets the definition of "performance-based compensation" set forth in the legislation. Non-deductibility would result in additional tax costs to the Company and its shareholders. The shareholder approval requested by this proposal will assist in enabling awards made under the Company's long-term incentive program (e.g. stock options, restricted stock, restricted units and cash incentive awards) to meet the requirements to qualify as "performance-based compensation", thereby enabling the company to achieve maximum tax deductibility of such compensation costs.

STOCK BASED COMPENSATION

  To bring future grants of options, SAR's and restricted stock under the 1988 Fluor Executive Stock Plan (the "Stock Plan") into full conformity with the performance-based compensation requirements, the Board has adopted, and proposes that the shareholders approve, the following limitations on grants made under the Stock Plan:

    (a) During the ten year term of the Stock Plan, no one individual may, in the aggregate, receive more than 15% of the total shares and rights authorized under the Stock Plan.

    (b) No restricted stock may be awarded in any fiscal year unless, for the immediately preceding fiscal year, the return on equity for Fluor's common shareholders exceeds the yield on ten-year U.S. Treasury Notes by more than 3% and, in any fiscal year, no individual may be granted more than 15,000 shares of restricted stock.

    (c) Grants will be made only to Company or subsidiary officers or members of the management control group of the Company.

  The material terms of the Stock Plan are set forth in Exhibit A attached hereto.

CASH COMPENSATION

  To qualify as "performance-based compensation", the new tax rules also require, for performance plans involving cash awards, that the performance goals under which the compensation is to be paid be disclosed to, and approved by the company's shareholders. Accordingly, approval of the following eligibility criteria and performance goals for awards made under the Fluor Special Executive Incentive Plan (the "Incentive Plan") is hereby requested:

    (a) Long Term Incentive Awards--These awards may be made annually to Company or subsidiary officers or other members of the management control group of the Company. Each award represents the right to receive cash if certain EBIT levels set by the Organization and Compensation Committee are attained over a three year period. The Committee establishes threshold, target and maximum EBIT amounts for the three year period. A graded series of award levels has been established and the maximum amount payable to the highest award level is $600,000 if the maximum EBIT amount is achieved or surpassed. If the cumulative EBIT for the period falls between the threshold amount and the target amount or between the target amount and the maximum amount, then the amount of the award is prorated accordingly. No additional amount is payable if EBIT exceeds the maximum amount.

    (b) Restricted Units--When an executive is granted restricted stock under the Stock Plan, he may also be granted restricted units which become payable as the restrictions lapse on the restricted stock. As with the restricted stock, no restricted units may be awarded in any fiscal year unless, for the immediately preceding fiscal year, the average return on equity for Fluor's common shareholders exceeds the yield on ten-year U. S. Treasury Notes by more than 3%. Also, awards may only be made to Company or subsidiary officers, or other members of the management control group of the Company. The cash from the restricted units is used to pay the income tax withholding arising from the lapse of the restrictions on the restricted stock. The purpose of the restricted units is to encourage executive stock ownership by eliminating the need to dispose of a portion of newly vested shares to pay the withholding taxes. As with the related restricted stock, the restricted units vest ratably over a ten year period and the unvested portion is forfeited if the executive terminates his employment for any reason other than death, disability or qualified retirement. The initial value of each unit is equal to the value of a share of the company's Common Stock on the date of grant and the number of units granted is calculated by reference to the applicable federal and state employment and income tax withholding rates. The value of each restricted unit fluctuates in accordance with changes in the value of the Common Stock. No individual may be granted more than 10,000 restricted units in any fiscal year.

  The material terms of the Incentive Plan are set forth in Exhibit B attached hereto.

        STOCKHOLDER PROPOSAL: COMPENSATION CEILING FOR SENIOR EXECUTIVE

                              OFFICERS & DIRECTORS

                                   PROPOSAL 4

  Mr. and Mrs. Murray and Beatrice M. Katz, 11435 Monterey Drive, Silver Spring, Maryland 20902 who own 200 shares of Fluor Common Stock, have given the Company notice that they intend to present the following proposal for action at the annual meeting:

  RESOLVED: That the shareholders of Fluor Corporation recommend that the Board of Directors take the necessary steps to institute a salary and compensation ceiling such that as to future employment contracts, no senior executive officer or director of the Company receive combined salary and other compensation which is more than two times the salary provided to the President of the United States, that is, no more than $400,000.

  REASONS: There is no corporation which exceeds the size and complexity of operation of the government of the United States of which the President is the chief executive officer. Even most government agencies far exceed the size, as measured by personnel and budget, of most private corporations. The President of the United States now receives a salary of $200,000; even heads of agencies and members of Congress are paid only somewhat in excess of $100,000. The recommended ceiling is sufficient to motivate any person to do his best.

  While the duties of the President of the United States are not comparable to those of senior executive officers or directors (the President has a much more demanding job), and while the President has many valuable compensations, we use the salary of the President only as a reference point for the shareholders to consider as they evaluate this resolution.

  Officers of public corporations are the employees and not the owners, except as they may be shareholders in common with other stockholders. Yet, officers give the appearance that they run the corporations primarily for their benefit rather than for the benefit of the shareholders. Thus, they may drain away millions of dollars in salary, stock options and other compensation. When more than the recommended ceiling on salary and compensation is taken, this is an expression of greed and abuse of power.

  Usually, there is no direct correlation between the profitability of a corporation and the compensation to officers. In fact, in many corporations, compensation increases even as profits fall. It is apparent that high compensation does not usually serve as an incentive for a better run or more profitable corporation. Obscene compensation packages illustrate the power of the Board of Directors, a closed group which perpetuates itself, by determining who is to be selected to the Board and who is to be an officer of the company, as well as the compensation to be received. The Board of Directors does not own the corporation, but it can run the corporation as if it were their property. There is no shortage of qualified people who would gladly step in and do as good a job as the incumbent officers of the Corporation and who would have no hesitation serving within the aforementioned pay ceiling.

  Any officer who believes he can better the corporation should be sufficiently motivated to purchase stock on the open market or to receive stock options as part of his salary and compensation package. To remain competitive in world markets we must cut our costs and not overcompensate directors and officers.

  If you AGREE, please mark your proxy FOR this resolution.

                STATEMENT BY DIRECTORS IN OPPOSITION TO PROPOSAL

  The Board of Directors unanimously recommends a vote "AGAINST" this proposal for the following reasons:

  Flexibility in the compensation policies followed by the Company is critical to being able to attract, retain and motivate management of the quality and caliber that has achieved the outstanding results and increases in value shareholders have enjoyed over the years. Adoption of the Proposal would apply a rigid standard to determining the salary of executive officers. It would remove from the Organization and Compensation Committee, which is composed entirely of outside Directors, the flexibility to craft the kind of competitive salary and compensation packages which have been proven necessary to attract, retain and motivate the highly qualified executive officers and employees the Company has been able to employ in a competitive industry and a competitive economy.

  In creating a total compensation package for senior executive officers, each person's total compensation package is linked to financial performance and enhanced shareholder value and is designed to align his or her economic interest with that of the shareholders. The Organization and Compensation Committee evaluates and structures the compensation programs for executive officers on an ongoing basis and regularly reviews those compensation programs in light of the results the executives have achieved for the shareholders. After a comprehensive review of the compensation policies followed and salaries paid by a broad range of general industry companies, and a review of each officer's performance and Company results as a whole and of the operations within the purview of such officer, executive base salaries are determined by the Organization and Compensation Committee at levels that the Committee believes to be at approximately the 50th percentile of the general industry group, with salary plus bonus at the 50th to 60th percentile, and total compensation up to the 75th percentile based upon enhanced shareholder value and achievement of earnings above target levels.

  Company stockholders have had the opportunity to vote on and have approved several of these long-term incentive programs over the years, including 1988 Fluor Executive Stock Plan and last year's amendments to that plan and this years performance pay related approvals which are contained in Proposal 3 on this year's agenda.

  The imposition of an artificial ceiling on compensation would impose competitive obstacles to attracting, retaining and motivating the best qualified executive officers to manage your Company, obstacles to which our competitors are not subject and which would place your Company at an extraordinary disadvantage in the competition for such individuals.

  Moreover, the proposed limitation would have no practical application to non-employee directors since their compensation is only a small fraction of the proposed ceiling. It should also be noted that the Company does not have employment contracts with its Named Executive Officers or directors, so the proposal, which by its term is limited to "employment contracts" would have no application.

  The Board also disagrees with the assumptions underlying the Proposal and the Proponent's supporting statement. Inasmuch as the positions, obligations, responsibilities and reasons for serving as a public servant or in private enterprise are not comparable, the compensation of the President is not a valid reference point for establishing senior executive compensation levels.

  For these reasons, the Board of Directors unanimously recommends a vote "AGAINST" this proposal.

                                 OTHER BUSINESS

  The Company does not intend to present any other business for action at the meeting and does not know of any other business intended to be presented by others.

  The Company's Bylaws require that, for other business to be properly brought before an annual meeting by a stockholder, the Company must have received written notice thereof not less than 30 nor more than 60 days prior to the annual meeting (or not later than 10 days after public disclosure of the annual meeting). The Notice must set forth (a) a brief description of the business proposed to be brought before the annual meeting and the reasons for conducting such business, (b) the stockholder's name and address, and the number of shares of Common Stock beneficially owned by the stockholder, and (c) any material interest of the stockholder in such business.

                STOCKHOLDERS' PROPOSALS FOR 1995 ANNUAL MEETING

  Any proposal of a stockholder intended to be presented at the Company's 1995 annual meeting of stockholders must be received by the Company for inclusion in the proxy statement and form of proxy for that meeting no later than October 7, 1994.

                                          /s/ P.J. TRIMBLE

                                          P.J. TRIMBLE
                                          Senior Vice President-Law and
                                          Secretary

January 30, 1994
Irvine, California

                                   EXHIBIT A

  The 1988 Fluor Executive Stock Plan (the "Stock Plan") contemplates grants of stock options and stock appreciation rights, awards of restricted stock and stock payments. Subject to the usual anti-dilution provisions for stock splits, stock dividends, etc., the number of shares of stock and rights with respect to shares which may be issued under the Stock Plan may not exceed 5,500,000 shares of Common Stock plus that number of the 2,686,214 shares of Common Stock currently outstanding or reserved for issuance as stock options, restricted stock awards or rights with respect to shares under previously approved Company stock plans which subsequently expire or are otherwise terminated. The Stock Plan is administered by the Organization and Compensation Committee of the Board (the "Committee"), no member of which is eligible to participate in the Stock Plan. Those employees eligible to participate are Company or subsidiary officers or other members of the management control group of the Company (currently a group of approximately 675 employees). The Committee has sole discretion to determine from among eligible employees those to whom, and the time or times at which, grants or awards are made, the number of shares of stock or stock appreciation rights subject to each grant or award and the period for the exercise of options or stock appreciation rights. As now amended, the Stock Plan also provides that no one individual may receive more than fifteen percent (15%) of the total shares and rights authorized under the Plan.

  The per share market value of the Company Common Stock on January 18, 1994 was $42.875. Grants or awards must be made within ten years from the effective date of the Stock Plan and the period for the exercise of each option or stock appreciation right cannot exceed ten years from the date of grant. Change of control provisions are the same as those set forth in the section entitled "Change of Control Provisions in Certain Plans", located at page 16 hereof.

  The Stock Plan may be amended from time to time by the Board of Directors except that no amendment to increase the total number of shares of Common Stock subject to the Stock Plan, to materially increase the benefits accruing to participants under the Stock Plan, to withdraw Stock Plan administration from the Committee, or to permit any member of the Committee to be eligible for grants or awards under the Stock Plan, may be adopted without the approval of the stockholders of the Company.

STOCK OPTIONS

  Under the Stock Plan, the Committee may grant non-qualified and incentive stock options to eligible employees to purchase shares of Common Stock from the Company. The Stock Plan confers on the Committee discretion, with respect to any such stock option, to determine the number and purchase price of the shares subject to the option, the term of each option and the time or times during its term when the option becomes exercisable. The purchase price for any stock option may not be less than the fair market value of the shares subject to the option on the date of grant. The number of shares subject to an option will be reduced proportionately to the extent that the optionee exercises a related stock appreciation right. The Committee may not accelerate the exercisability of any option or determine to cancel stock options in order to make a participant eligible for the grant of an option at a lower price.

  The option price may be paid in cash or by delivery of shares of Common Stock valued at their fair market value at the time of purchase or any combination of cash and Common Stock.

STOCK APPRECIATION RIGHTS

  A stock appreciation right or "SAR" is a right to receive, without payment to the Company, an amount which is determined pursuant to the formula described below. A SAR may be granted with respect to any stock option granted under the Stock Plan (a "related SAR") or alone, without reference to any stock option (a "free-standing SAR"). A related SAR may be granted concurrently with the grant of such option or at such later time as determined by the Committee and as to all or any portion of the shares subject to the option. As a matter of policy, the Organization and Compensation Committee determined in 1990 not to grant SARs to any of the Named Executive Officers of the Company.

  The Stock Plan confers on the Committee discretion to determine the number of shares to which an SAR will relate as well as the duration and exercisability of a SAR. In the case of a related SAR, the number of shares of Common Stock to which the SAR pertains will be reduced in the same proportion that the holder exercises the related option. The Committee may not accelerate the exercisability of any SAR.

  Upon exercise of a SAR, the holder is entitled to receive an amount which is equal to the aggregate amount of the appreciation in the shares of Common Stock as to which the SAR is exercised.

  For this purpose, the "appreciation" in the shares consists of the amount by which the fair market value of the shares of Common Stock on the exercise date exceeds (a) in the case of a related SAR, the purchase price of the shares under the option or (b) in the case of a free-standing SAR, an amount determined by the Committee at the time of grant. In no event, may the amount determined under (a) or (b) above, be less than the fair market value of a share of Common Stock on the grant date. In the case of a related SAR, the Committee may authorize payment of the amount of this appreciation to the holder of the SAR by the delivery of Common Stock, cash, or any combination of Common Stock and cash. In the case of a free-standing SAR, payment of the amount of appreciation may be made only in cash.

PROVISIONS COMMON TO BOTH OPTIONS AND SAR'S

  Except as otherwise determined by the Committee in its sole discretion at the time of grant, no option or SAR may be exercised unless and until the holder has remained in the employ of the Company or its subsidiaries for one year from the date of grant, except in the case of death, retirement or disability as described below. No option or SAR will be transferable by a holder other than by will or the laws of descent and distribution, and during the lifetime of a holder, the option or SAR will be exercisable only by him. In the event of termination of employment, other than by death or disability, of a holder whose option or SAR has been in effect one year, the holder will have three months after such termination within which to exercise the option or SAR to the extent it was exercisable at the date of such termination. The option or SAR of a holder who dies, retires or becomes permanently and totally disabled before it has been in effect for one year becomes fully exercisable on the date of death, retirement or disability. Upon termination of employment of a holder by reason of retirement, death or permanent total disability, his option or SAR remains exercisable for three years thereafter to the extent it was exercisable on the date of such termination.

RESTRICTED STOCK

  Restricted stock consists of the transfer by the Company to an eligible employee of one or more shares of Common Stock which are subject to restrictions on their sale or other transfer by the employee. The specific nature of the restrictions and the circumstance of their lapse will be determined by the Committee at the time of grant. Subject to the specified restrictions and the other requirements of the Stock Plan a participant receiving restricted stock shall have all of the rights of a stockholder as to those shares. Moreover, as now amended, no eligible employee may be awarded restricted stock during any fiscal year unless, for the preceding fiscal year, average return on equity to Fluor's common stockholders exceeded the yield for ten-year U.S. Treasury notes by more than three percent. The Committee is authorized to establish award grade levels and to determine the number of shares which may be annually awarded to the participants in each grade level if the return on equity requirement is met. The maximum number of shares which may be awarded annually to any participant is 15,000. The Committee has the discretion to award any employee less than the number of shares applicable to his assigned award grade level.

STOCK PAYMENTS

  The Stock Plan confers on the Committee the discretion to approve payment in the form of Common Stock in an amount based on its then fair market value for all or any portion of the cash compensation (other than base salary) that would otherwise be payable to an employee.

FEDERAL INCOME TAX CONSEQUENCES

  Under existing federal income tax provisions, an employee who receives a stock option or SAR under the Stock Plan or who receives shares of restricted stock under the Stock Plan which are subject to restrictions which create a "substantial risk of forfeiture" (within the meaning of section 83 of the Internal Revenue Code) will not normally realize any income, nor will the Company normally receive any deduction for federal income tax purposes, in the year of the grant or award.

  When a non-qualified stock option granted pursuant to the Stock Plan is exercised, the employee will realize ordinary income measured by the difference between the aggregate purchase price of the shares of Common Stock as to which the option is exercised and the aggregate fair market value of shares of the Common Stock on the exercise date, and the Company will be entitled to a deduction equal to the amount the employee is required to treat as ordinary income.

  Options which qualify as incentive stock options are entitled to special tax treatment. If shares purchased pursuant to the exercise of such an option are not disposed of by the optionee within two years from the date of granting of the option or within one year after the issue of the shares to the optionee upon exercise of the incentive option, whichever is longer, then (i) no income will be recognized to the optionee upon the exercise of the option; (ii) any gain or loss will be recognized to the optionee only upon ultimate disposition of the shares; (iii) the optionee's basis in the shares purchased will be equal to the amount paid for such shares; and the Company will not be entitled to a federal income tax deduction in connection with the exercise of the option. The difference between the option price and the fair market value of the shares acquired upon exercise of an incentive stock option will be treated as an "item of tax preference" for purposes of the alternative minimum tax. In addition, incentive stock options exercised more than three months after termination of employment, other than by reason of death, are treated as non-qualified options.

  If the optionee disposes of the shares acquired by exercise of an incentive stock option before the expiration of the holding period described above, the optionee must treat as ordinary income in the year of that disposition an amount equal to the difference between the optionee's basis in the shares and the lesser of the fair market value of the shares on the date of exercise or the selling price. In addition, the Company will be entitled to a deduction equal to the amount the employee is required to treat as ordinary income.

  If the exercise price of an option is paid by surrender of previously owned shares, the basis of the previously owned shares of Common Stock is generally carried over to the new issued shares. If, however, the option is an incentive stock option, the optionee will recognize gain if the shares surrendered were acquired through the exercise of an incentive stock option and have not been held for the applicable holding period. This gain will be added to the basis of the shares received in replacement of the previously owned shares.

  When an SAR granted pursuant to the Stock Plan is exercised, the employee will realize ordinary income in the year the right is exercised equal to the amount of the appreciation received and the Company will be entitled to a deduction in the same year and in the same amount.

  An employee who receives restricted stock subject to restrictions which create a "substantial risk of forfeiture" (within the meaning of section 83 of the Internal Revenue Code) will normally realize taxable income on the date the shares become transferable or no longer subject to substantial risk of forfeiture or on the date of their earlier disposition. The amount of such taxable income will be equal to the amount by which the fair market value of the shares of Common Stock on the date such restrictions lapse (or any earlier date on which the shares become transferable or are disposed of) exceeds their purchase price, if any. An employee may elect, however, to include in income in the year of grant the excess of the fair market value of the shares of Common Stock (without regard to any restrictions) on the date of grant.

  Upon accelerated exercisability of options and SARs and accelerated lapsing of restrictions upon restricted stock in connection with a change of control of the Company, certain amounts associated with such awards could, depending upon the individual circumstances of the recipient participant, constitute "excess parachute payments" under the golden parachute provisions of the Internal Revenue Code. Pursuant to these provisions a participant will be subject to a 20% excise tax on any excess parachute payment and the

Company will be denied any deduction with respect to such excess parachute payment. The limit on the deductibility of compensation under Section 162(m) of the Internal Revenue Code is also reduced by the amount of any excess parachute payments. Whether amounts constitute excess parachute payments depends upon, among other things, the value of the awards accelerated and the past compensation of the participant.

  Taxable compensation earned by an employee in respect of stock options, SARs or restricted stock under the Stock Plan is intended to constitute qualified "performance-based compensation" and the Company should therefore be entitled to a deduction for compensation paid in the same amount as income is realized by the employee without any reduction under the limitations on the deduction of compensation paid to certain Named Executive Officers which are set forth in
Section 162(m) of the Internal Revenue Code.

                                   EXHIBIT B

  The 1988 Fluor Special Executive Incentive Plan (the "Incentive Plan") contemplates grants of long term incentive awards and restricted units, both payable only in cash. The Incentive Plan is administered by the Organization and Compensation Committee of the Board (the "Committee"), no member of which is eligible to participate in the Incentive Plan. Those employees eligible to participate are Company or subsidiary officers or other members of the management control group of the Company (currently a group of approximately 675 employees). The Committee has sole discretion to determine from among eligible employees those to whom, and the time or times at which awards are made, the amount of the awards (subject to the maximum allowable), and the EBIT levels required for payment of long-term incentive awards.

  Change of Control provisions are the same as those set forth in the section entitled "Change of Control Provisions in Certain Plans" located at page 16 hereof. Otherwise, if a participant's employment terminates for any reason other than death or permanent and total disability, prior to the time the award, or any portion thereof, becomes earned and payable, then all of the participant's rights to the award or any unearned portion thereof, shall also terminate.

LONG TERM INCENTIVE AWARDS

  These awards may be made annually to eligible employees. Each award represents the right to receive cash if certain EBIT levels set by the Committee are attained over a three year period. The Committee establishes threshold, target and maximum EBIT amounts for the three year period. A graded series of award levels has been established and each level specifies the amount to be paid if either the threshold, target or maximum EBIT is attained. If the cumulative EBIT for the period falls between the threshold amount and the target amount or between the target amount and the maximum amount, then the amount of the award is prorated accordingly. No additional amount is payable if EBIT exceeds the maximum amount. The maximum amount of any award may not exceed $600,000. A participant may elect to defer all or a portion of his award.

RESTRICTED UNITS

  When an executive is granted restricted stock under the Stock Plan, he may also be granted restricted units which become payable as the restrictions lapse on the restricted stock. As with the restricted stock, no restricted units may be awarded in any fiscal year unless, for the immediately preceding fiscal year, the average return on equity for Fluor's common shareholders exceeds the yield on ten-year U. S. Treasury Notes by more than 3%. The cash from the restricted units is used to pay the income and employment tax withholding arising from the lapse of the restrictions on the restricted stock. The purpose of the restricted units is to encourage executive stock ownership by eliminating the need to dispose of a portion of newly vested shares to pay the withholding amounts. As with the related restricted stock, the restricted units vest ratably over a ten year period and the unvested portion is forfeited if the executive terminates his employment for any reason other than death, disability or qualified retirement. The initial value of each unit is equal to the value of a share of the Company's common stock on the date of grant and the number of units granted is calculated by reference to the applicable federal and state income and employment and withholding tax rates. The value of the unit fluctuates in accordance with the value of the common stock. The Committee uses the same award grade levels established for restricted stock awards under the Stock Plan and determines the number of restricted units which may be annually awarded to the participants in each grade level if the return on equity requirement is met. The maximum number of units which may be awarded annually to each participant is 10,000. As with the restricted stock, the Committee has the discretion to award any employee less than the number of units applicable to his assigned award grade level.

THIS PROXY WILL BE VOTED AS DIRECTED, UNLESS OTHERWISE DIRECTED, [X] Please mark
THIS PROXY WILL BE VOTED FOR THE  ELECTION OF THE FIVE NOMINEES      your votes
AND FOR PROPOSALS 2 AND 3 AND AGAINST PROPOSAL 4.                     as this

      -------------      --------------------------      ---------------
          COMMON                    D.R.S.                  RESTRICTED

The Board of Directors recommends that you vote FOR the nominees on Proposal 1 and FOR Proposals 2 and 3.

1. Election of Class I Directors: David P. Gardner, Gerald M. Glenn, William R. Grant, Vincent L. Kontny, Vilma S. Martinez

FOR all nominees listed (except              WITHHOLD AUTHORITY
  as marked to the contrary)          to vote for all nominees listed
            [ ]                                      [ ]

 INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominees's name in the list above.

2. Ratification of the appointment of Ernst & Young as auditors for 1994.

               FOR           AGAINST           ABSTAIN
               [ ]             [ ]               [ ]

3. Approval of amendments to 1988 Fluor Executive Stock Plan and executive compensation performance goals.

               FOR           AGAINST           ABSTAIN
               [ ]             [ ]               [ ]

The Board of Directors recommends that you vote AGAINST Proposal 4.

4. Stockholder proposal regarding a senior executive and director compensation ceiling.

               FOR           AGAINST           ABSTAIN
               [ ]             [ ]               [ ]

5. In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting and any and all postponements or adjournments thereof.

Please sign exactly as shown at left. Joint owners should each sign. Executors, administrators, trustees, guardians and attorneys should so indicate when signing. Corporations and partnerships should sign in full corporate or partnership name by an authorized officer.

Dated                                                       , 1994
      ----------------------------------------------------

- ------------------------------------------------------------------
                     Signature of Stockholder

- ------------------------------------------------------------------
                     Signature of Stockholder

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                           [LOGO] FLUOR CORPORATION

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              OF THE COMPANY FOR THE ANNUAL MEETING MARCH 8,1994

   The undersigned, a stockholder of FLUOR CORPORATION, a Delaware corporation, acknowledges receipt of a Notice of Annual Meeting of Stockholders, the accompanying Proxy Statement and the Annual Report to Stockholders for the year ended October 31, 1993; and, revoking any proxy previously given, hereby constitutes and appoints L. G. McCraw, V. L. Kontny and
P. J. Trimble, and each of them, the true and lawful agents and proxies of the undersigned with full power of substitution in each, to vote the shares of Common Stock of FLUOR CORPORATION standing in the name of the undersigned at the Annual Meeting of Stockholders of FLUOR CORPORATION, on Tuesday, March 8, 1994 at 9:00 A.M., and at any adjournment or postponement thereof with respect to the proposals listed on the reverse side.

   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED ON THE REVERSE, FOR PROPOSAL 2, FOR PROPOSAL 3 AND AGAINST PROPOSAL 4.

(continued and to be signed on reverse side)

                                [MAP GOES HERE]









                               INSIDE BACK COVER

                     GRAPHIC MATERIAL CROSS-REFERENCE PAGE

PHOTOS OF THE CLASS I DIRECTOR NOMINEES APPEAR TO THE LEFT OF EACH RESPECTIVE NAME ON PAGES 2 AND 3.

A PERFORMANCE GRAPH SHOWING A COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG FLUOR CORPORATION, S&P 500 INDEX AND PEER GROUP APPEARS ON PAGE 15. (THE NUMBERS USED IN GRAPH APPEAR ON PAGE 15.)

A MAP SHOWING THE LOCATION, DATE AND TIME OF THE ANNUAL MEETING APPEARS ON THE INSIDE BACK COVER.